Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

May 9, 2017

Mota Group, Inc.
81 Daggett Drive San Jose, CA 95134

Re: Mota Group, Inc.

Ladies and Gentlemen:

We have acted as counsel to Mota Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended (File No. 333- 213982) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering an underwritten initial public offering of (i) up to 650,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) warrants to purchase up to 650,000 shares of Common Stock (the “Warrants”), (iii) up to 97,500 additional shares of Common Stock (the “Over-Allotment Shares”) and/or Warrants (the “Over-Allotment Warrants”) for which the underwriters have been granted an over-allotment option, (iv) underwriters’ warrants to purchase up to a number of shares of Common Stock equal to five percent (5%) of the number of Shares and Warrants sold pursuant to the Registration Statement, at a per share exercise price equal to one hundred twenty-five percent (125%) of the public offering price per share (the “Underwriter Warrants”), and (v) all shares of Common Stock issuable upon exercise of the Warrants and the Underwriter Warrants (the “Warrant Shares”).

We have examined the forms of Warrants and the Underwriter Warrants, and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing, we are of the opinion that (i) the Shares and the Over-Allotment Shares have been duly authorized and, when such Shares and Over-Allotment Shares are issued and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable, (ii) the Warrants and the Underwriter’s Warrants have been duly authorized by the Company and, when executed by the Company and delivered to the purchasers and the underwriters, respectively, against payment therefor in accordance with the terms of the Warrant and the Underwriter’s Warrants, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iii) the Warrant Shares have been duly authorized and, when issued and paid for, upon exercise of the Warrants and Underwriter’s Warrants in accordance with the terms therein, will be validly issued, fully paid and non-assessable.

Mota Group, Inc.

May 9, 2017

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references to us in such capacity made in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP